Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this proxy statement/prospectus/consent solicitation of our audit report dated September 24, 2021, relating to the consolidated financial statements of SoundHound, Inc. for the year ended December 31, 2020, which report appears in the proxy statement/prospectus/consent solicitation. We also consent to the reference to our firm under the heading “Experts” in such proxy statement/prospectus/consent solicitation.

/s/ Armanino LLP
ArmaninoLLP
San Jose, California

January 10, 2022